Exhibit 99.2

PRESS RELEASE

Autoliv Expands its

Tech Center in China

(Stockholm, October 19, 2012) — Autoliv, Inc. (NYSE: ALV and SSE: ALIV SDB), the worldwide leader in automotive safety, has decided to expand its technical center for active safety and vehicle restraint development in Shanghai, China. It will allow the Company to increase its crash testing, engineering of passive and active safety systems, as well as global core airbag development in China.

Currently, 6% of Autoliv’s 7,200 employees in China work in engineering and product development including our vehicle crash testing center. These 430 employees represent 10% of Autoliv’s global headcounts in research, development engineering (R,D&E).

Autoliv is investing an estimated $8 million in this building and test equipment. The current tech center is 17,000 square meters (sqm) and will be 20,500 sqm after expansion. Autoliv is adding an additional state of the art crash simulation test track and office space for 130 more technical experts.

“This will allow Autoliv to continue its market leadership in the world’s largest and fast growing automobile market,” stated Jan Carlson, President and CEO of Autoliv, Inc.

Inquiries:

George Chang, President Autoliv Asia	Tel. +86-21-2230-7333

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 50,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv North America, Inc.
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25	Tel +1-248-475-0427
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com